Exhibit 99.1

Contact:

Ruey-Li Hwang

Corporate Communications

Cerus Corporation

(925) 288-6017

CERUS CORPORATION ANNOUNCES FIRST QUARTER RESULTS

CONCORD, CA, May 2, 2006 - Cerus Corporation (NASDAQ: CERS) today announced results for the first quarter ended March 31, 2006.

Revenues for the first quarter were $7.0 million, up from $6.4 million for the first quarter of 2005, with higher amounts recognized in the current period from the amortization of past up-front payments from BioOne Corporation and MedImmune, Inc., for which revenue recognition was deferred, and the recognition of product sales of the INTERCEPT platelet system in Europe subsequent to the February 2006 restructured Baxter agreement offset somewhat by reduced funding in the current period from the U.S. Armed Forces. Total operating expenses for the first quarter of 2006 were $10.0 million, up from $7.5 million for the same period in 2005, due primarily to increased European commercialization activities, development and regulatory efforts related to the INTERCEPT red blood cell program, and preclinical activities associated with our immunotherapy programs. Included in the $10.0 million of first quarter 2006 operating expenses are non-cash charges relating to the adoption of FAS123R, of which, approximately $0.3 million relate to research and development and approximately $0.4 million relate to selling, general and administrative.

Net loss for the first quarter of 2006 was $0.9 million, or $0.04 per share, compared to net income of $21.4 million, or $0.92 per diluted share, for the first quarter of 2005. The net loss in the current period includes a one-time non-operating gain of $1.8 million recognized in connection with the restructured agreement with Baxter announced in February 2006. Net income in the prior year period includes a one-time non-operating gain of $22.1 million recognized in connection with the February 2005 restructuring of commercialization and loan agreements with Baxter.

At March 31, 2006, the company had cash, cash equivalents and short-term investments of $82.8 million, an increase of $37.0 million from December 31, 2005, reflecting net proceeds of approximately $42.4 million from a common stock offering completed in March 2006 offset by cash used in operations during the first quarter.

“Beyond the financial results announced today, we are pleased to be reporting for the first time INTERCEPT product sales in Europe made by our sales force since our restructured agreement with Baxter took effect in February,” said Claes Glassell, president and CEO of Cerus Corporation. “We have made good progress in building a focused commercial sales and marketing group in Europe and look forward to continued progress in the coming quarters. The quarter was also highlighted by the completion of an equity offering in mid-March.”

QUARTERLY CONFERENCE CALL

The company has scheduled its quarterly conference call for 4:30 p.m. Eastern time today. Interested parties can access a live Internet broadcast at www.cerus.com. For those unable to listen to the live broadcast, the call will be temporarily archived.

ABOUT CERUS

Cerus Corporation is developing and commercializing novel, proprietary products and technologies within the fields of immunotherapy and blood safety that are intended to provide safer, more effective medical options to patients in areas of substantial unmet medical needs. In the field of immunotherapy, the company is employing its proprietary attenuated Listeria vaccine platform to develop a series of novel therapies to treat cancer, and it is applying its proprietary Killed But Metabolically Active technology platform in research and development of prophylactic and therapeutic vaccines for infectious diseases. In the field of blood safety, the company is developing and commercializing the INTERCEPT Blood System, which is based on the company’s proprietary Helinx technology and is designed to enhance the safety of donated blood components by inactivating viruses, bacteria, parasites and other pathogens, as well as potentially harmful white blood cells.

INTERCEPT, INTERCEPT Blood System and Helinx are trademarks of Cerus Corporation. Baxter is trademark of Baxter International Inc.

Statements in this news release regarding statements concerning efforts to commercialize the INTERCEPT Blood System and the ability to build an adequate and effective European marketing and sales force are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from the above forward-looking statements as a result of certain factors, including the risks and uncertainties related to manufacturing, product demand and market acceptance and adoption of any products, competitive conditions, internal and external factors that could impact commercialization, actions by regulatory authorities and other government authorities, including the FDA and foreign counterparts, at any stage of the development, marketing or commercialization process, the determination of reimbursement rates for the company’s products, the ability to identify, hire and retain qualified sales and marketing personnel, the initiation, timing and results of clinical trials and other development activities, the acceptability of any data by regulatory authorities, technological advances in the medical field, additional financing activities, and other factors discussed in the company’s filings with the Securities and Exchange Commission. The company does not undertake any obligation to update any forward-looking statements as a result of new information, future events, changed assumptions or otherwise; all forward-looking statements speak only as of the time when made.

###

CERUS CORPORATION

SELECTED UNAUDITED FINANCIAL INFORMATION

(In thousands except per share information)

	Three Months Ended March 31,
	2006	2005
Revenues
Milestones and development funding	$3,817	$2,933
Government grant and cooperative agreements	2,701	3,228
Product revenue	479	240

Total Revenues	6,997	6,401
Operating expenses
Cost of Product revenue	182	—
Research and development	6,682	5,049
Selling, general and administrative	3,116	2,421

Total operating expenses	9,980	7,470
Interest income (expense) and other, net	2,053	22,454

Net income (loss)	$(930)	$21,385

Net income (loss) per share:
Basic	$(0.04)	$0.96
Diluted	$(0.04)	$0.92
Weighted average common shares outstanding used for basic and diluted income (loss) per share
Basic	23,040	22,257
Diluted	23,040	23,285

CERUS CORPORATION

CONDENSED UNAUDITED BALANCE SHEETS

(In thousands except per share information)

	March 31, 2006	December 31, 2005
Cash, cash equivalents, and short-term investments	$82,829	$45,805
Accounts receivable and other current assets	7,065	5,200
Inventory	2,068	—
Furniture and equipment, net	1,547	1,235
Other assets	6,444	6,420

Total Assets	$99,953	$58,660

Accounts payable and accrued liabilities	$8,188	$7,289
Current loan and interest payable	—	4,826
Deferred gain	5,753	—
Deferred revenues	7,572	11,135
Other current liabilities	99	67
Other long-term liabilities	120	68

Total liabilities	21,732	$23,385

Stockholders’ equity	$78,221	$35,275

Total liabilities and stockholders’ equity	$99,953	$58,660

5